Exhibit 99.1

      W-H Energy Services Announces Second Quarter 2006 Results

    HOUSTON--(BUSINESS WIRE)--July 27, 2006--W-H Energy Services, Inc. (NYSE:WHQ) announced second quarter net income of $28.1 million or $0.92 per share as compared to $11.2 million or $0.39 per share reported for the same period in the prior year. In the preceding quarter, the Company reported net income of $23.5 million or $0.78 per share. The Company attributed the improvement in sequential earnings to higher utilization throughout many of its services lines, most notably in the Company's coiled tubing and rental tools businesses.
    Net income for the second quarter of 2006 would have been $27.2 million or $0.89 per share as compared to $12.4 million or $0.43 per share for the second quarter of 2005, excluding select items in each quarter that are described and reconciled in this press release.
    The Company projects that earnings per share will range from $0.87 to $0.92 for the quarter ending September 30, 2006.
    Revenues for the second quarter of $215.8 million were 37 percent higher than the second quarter of 2005 and were 7 percent higher than the preceding quarter. Domestic revenues increased 37 percent as compared to the second quarter of last year and were 7 percent higher than the preceding quarter. International revenues increased 39 percent as compared to the second quarter of last year and were 7 percent higher than the preceding quarter.

    QUARTERLY SEGMENT RESULTS

    Drilling

    Revenues in the drilling segment were $134.6 million in the second quarter, 34 percent higher than the comparable period in the prior year and 4 percent higher than the preceding quarter. Operating income of $26.2 million was more than double that posted in the comparable period in the prior year and 5 percent higher than the preceding quarter.

    Completion and workover

    Revenues in the completion and workover segment were $81.1 million in the second quarter, 43 percent higher than the comparable period in the prior year and 12 percent higher than the preceding quarter. Operating income of $24.6 million recorded in the second quarter was 79 percent higher than the comparable period in the prior year and was 27 percent higher than the preceding quarter.

    W-H Energy is a diversified oilfield service company that provides products and services used primarily for the drilling, completion and production of oil and natural gas wells. The Company has operations in North America and select areas internationally.
    Statements in this press release that are not strictly historical are "forward-looking" statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements due to, among other things, the current and expected future prices of crude oil and natural gas, the level of exploration, development and production activity of, and the corresponding capital spending by, our customers, risks associated with events that result in personal injuries, loss of life, damage to or destruction of property, equipment or the environment and suspension of operations, unavailability of or costs associated with insurance, competition in our industry, difficulty in continuing to develop, produce and commercialize technologically advanced products and services, loss of use of certain technologies and weather conditions in offshore markets. These and other risks are more fully described in W-H Energy Services, Inc.'s Annual Report filed on Form 10-K with the Securities and Exchange Commission. The Company disclaims any obligation to update the statements in this press release.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED STATEMENTS OF OPERATIONS
          (in thousands, except share and per share amounts)


                         Three Months Ended       Six Months Ended
                              June 30,                June 30,
                       ----------------------- -----------------------
                           2006        2005        2006        2005
                       ----------- ----------- ----------- -----------

Revenues                 $215,755    $157,294    $417,564    $299,717

Costs and Expenses:
  Cost of revenues        112,798      87,814     220,849     168,807
  Selling, general and
   administrative          37,541      27,514      72,021      53,407
  Warehouse fire
   related costs (1)            -       3,690           -       3,690
  Research and
   development              4,001       4,523       7,845       9,261
  Depreciation and
   amortization            15,256      13,994      30,300      27,765
                       ----------- ----------- ----------- -----------
     Total costs and
      expenses            169,596     137,535     331,015     262,930

     Operating income      46,159      19,759      86,549      36,787

Other expenses:
  Interest expense,
   net                      2,195       2,758       4,370       5,005
  Other expense, net           76         156          95         286
                       ----------- ----------- ----------- -----------
     Income before
      income taxes         43,888      16,845      82,084      31,496

Provision for income
 taxes (2),(3)             15,795       5,598      30,536      11,566
                       ----------- ----------- ----------- -----------
     Net income           $28,093     $11,247     $51,548     $19,930
                       =========== =========== =========== ===========



Earnings per common
 share:
  Basic                     $0.95       $0.40       $1.76       $0.72
  Diluted                   $0.92       $0.39       $1.70       $0.69



Weighted average
 shares outstanding:
  Basic                29,585,532  27,898,950  29,359,799  27,854,517
  Diluted              30,549,999  28,684,997  30,369,401  28,678,945


  (1) Warehouse fire related costs for the three and six months ended June 30, 2005 represents costs and expenses related to a fire that occurred on April 17, 2005. For more information, see "Unaudited Reconciliation of Non-GAAP Financial Measures" in this press release.
  (2) Provision for income taxes for the three and six months ended June 30, 2005 includes a tax benefit of approximately $1,127,000 related to the favorable result of a foreign tax audit. For more information, see "Unaudited Reconciliation of Non-GAAP Financial Measures" in this press release.
  (3) Provision for income taxes for the three and six months ended June 30, 2006 includes a tax benefit of approximately $850,000 related to changes in Texas tax laws. For more information, see "Unaudited Reconciliation of Non-GAAP Financial Measures" in this press release.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED CONSOLIDATED CONDENSED BALANCE SHEETS
                            (in thousands)


                                     June 30, 2006   December 31, 2005
                                   ----------------- -----------------

Assets:
  Cash and cash equivalents                 $17,803            $9,914
  Accounts receivable, net                  183,388           152,348
  Inventory                                  70,683            55,142
  Other current assets                       18,302            16,774
                                   ----------------- -----------------
     Total current assets                   290,176           234,178

  Property and equipment, net               286,614           257,286
  Other assets                              133,200           131,311
                                   ----------------- -----------------
     Total assets                          $709,990          $622,775
                                   ================= =================


Liabilities and Shareholders'
 Equity:
  Accounts payable and accrued
   liabilities                              $90,851           $74,093
                                   ----------------- -----------------
     Total current liabilities               90,851            74,093

  Long-term debt, net of current
   maturities (1)                           150,000           165,000
  Other liabilities                          46,796            44,732
                                   ----------------- -----------------
     Total liabilities                      287,647           283,825

  Shareholders' equity                      422,343           338,950
                                   ----------------- -----------------
     Total liabilities and
      shareholders' equity                 $709,990          $622,775
                                   ================= =================


  (1) As of June 30, 2006, there was approximately $217.0 million available under the Company's revolving credit facility.


                      W-H ENERGY SERVICES, INC.
           UNAUDITED SEGMENTED AND SELECTED FINANCIAL DATA
                            (in thousands)

                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------
 SEGMENTED INFORMATION:
   Revenue:
     Drilling                  $134,607  $100,743  $263,657  $192,541
     Completion and workover     81,148    56,551   153,907   107,176
                               --------- --------- --------- ---------
       Total revenue           $215,755  $157,294  $417,564  $299,717
                               ========= ========= ========= =========

   Depreciation and
    amortization:
     Drilling                    $9,300    $8,925   $18,743   $17,806
     Completion and workover      5,899     5,005    11,420     9,829
     Corporate                       57        64       137       130
                               --------- --------- --------- ---------
       Total depreciation and
        amortization            $15,256   $13,994   $30,300   $27,765
                               ========= ========= ========= =========

   Operating income:
     Drilling (1)               $26,167    $8,942   $51,128   $16,768
     Completion and workover     24,639    13,783    43,990    25,835
     Corporate                   (4,647)   (2,966)   (8,569)   (5,816)
                               --------- --------- --------- ---------
       Total operating income   $46,159   $19,759   $86,549   $36,787
                               ========= ========= ========= =========




 (1) Drilling segment operating income for the three and six months ended June 30, 2005 reflects approximately $3.7 million of costs and expenses related to a fire that occurred on April 17, 2005. For more information, see "Unaudited Reconciliation of Non-GAAP
  Financial Measures" in this press release.


                      W-H ENERGY SERVICES, INC.
     UNAUDITED RECONCILIATION OF NON-GAAP FINANCIAL MEASURES (1)
               (in thousands, except per share amounts)


                               Three Months Ended   Six Months Ended
                                     June 30,            June 30,
                               ------------------- -------------------
                                 2006      2005      2006      2005
                               --------- --------- --------- ---------

Net income (as reported)        $28,093   $11,247   $51,548   $19,930

a) Warehouse fire related
    costs                                   3,690         -     3,690
   Less:  Tax impact of fire
    related costs                     -    (1,445)        -    (1,445)
                               --------- --------- --------- ---------
      After tax charge of fire
       related costs                  -     2,245         -     2,245

b) Tax related items               (850)   (1,127)     (850)   (1,127)


                               --------- --------- --------- ---------
      Net income before select
       items                    $27,243   $12,365   $50,698   $21,048
                               ========= ========= ========= =========




Per diluted common share
 information:
   Net income (as reported)       $0.92     $0.39     $1.70     $0.69
   a) Warehouse fire related
       costs, net of tax              -      0.08         -      0.08
   b) Tax related items           (0.03)    (0.04)    (0.03)    (0.04)
                               --------- --------- --------- ---------
      Net income before select
       items                      $0.89     $0.43     $1.67     $0.73
                               ========= ========= ========= =========




Drilling segment operating
 income (as reported)           $26,167    $8,942   $51,128   $16,768

   Warehouse fire related
    costs                             -     3,690         -     3,690
                               --------- --------- --------- ---------

      Drilling segment
       operating income before
       select items             $26,167   $12,632   $51,128   $20,458
                               ========= ========= ========= =========



   (1) Management believes that the non-GAAP financial measures included within this press release are used by financial analysts and investors to provide comparative financial information regarding the continuing operations of the Company, particularly with regard to select items including the warehouse fire that occurred in April 2005, the result of a 2005 foreign tax audit and the change in Texas tax laws that occurred in 2006. These measures should not be considered as an alternative to net income or any other measure of operating performance calculated in accordance with generally accepted accounting principles.

    CONTACT: W-H Energy Services, Inc., Houston
             Shawn M. Housley, 713-974-9071